SYSCO DELIVERS DOUBLE-DIGIT SALES AND PROFIT GROWTH

HOUSTON, November 1, 2022 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended October 1, 2022.

Key highlights for the first quarter of fiscal year 2023 include:
•Continued market share gains and volume growth;
•Gross profit per case improved;
•Double-digit profit growth; and
•Continued investment for growth and return of capital to shareholders.

“Sysco began the fiscal year generating double-digit top-line and bottom-line growth, as we effectively managed inflation, increased case volume and grew market share. We remain on target to grow over 1.35 times the market for the year, as we continue to advance our Recipe For Growth strategy. Our enhanced customer-centric supply chain and selling capabilities will drive long-term returns for our investors,” said Kevin Hourican, Sysco’s President and Chief Executive Officer. “I want to thank our global colleagues for helping us to deliver on Sysco’s purpose of connecting the world to share food and care for one another.”

Key financial results for the first quarter of fiscal year 2023 include:
•Sales increased 16.2% versus the same period in fiscal year 2022;
•U.S. Foodservice volume increased 7.3% versus the same period in fiscal year 2022;
•Gross profit increased 17.4% to $3.5 billion, as compared to the same period last year;
•Operating income increased 16.3% to $734.3 million, and adjusted1 operating income increased to $770.3 million, as compared to the same period last year;
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $908.0 million, and adjusted EBITDA increased to $916.9 million, in each case as compared to the same period last year;2 and
•Earnings per share (“EPS”)3 increased to $0.91, as compared to $0.73 in the same period last year. Adjusted1 EPS increased to $0.97, as compared to $0.83 in the same period last year.
1 Adjusted financial results, including adjusted operating income (loss), adjusted earnings per share (EPS) and adjusted EBITDA, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring costs, transformational project costs, adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic and adjustments to a product return allowance related to COVID-related personal protection equipment inventory. Specific to adjusted EPS, last year’s Certain Items include the impact of an increase in reserves for uncertain tax positions.
2 EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

“We delivered strong financials for the first quarter by continuing to make progress with our Recipe For Growth, while addressing operational improvement opportunities and operating in a dynamic environment. We are upbeat about our business, while remaining appropriately cautious about the macro-environment, and are reaffirming our expectations to grow adjusted EPS by 26% - 35%, to $4.09 - $4.394, and to return $1.5 billion to our shareholders during fiscal year 2023,” said Aaron Alt, Sysco’s Chief Financial Officer.

First Quarter Fiscal Year 2023 Results

Total Sysco

Sales for the first quarter were $19.1 billion, an increase of 16.2% compared to the same period last year.

Gross profit increased 17.4% to $3.5 billion, gross margin increased 18 basis points to 18.2% and adjusted gross margin increased 17 basis points to 18.2%, compared in each case to the same period last year. Product cost inflation was 9.7% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the dairy and frozen categories. The increase in gross profit for the first quarter was primarily driven by higher volumes, the effective management of product cost inflation and progress against our partnership growth management initiatives.

Operating expenses increased $414.5 million, or 17.7%, compared to the same period last year, driven by increased volumes, cost inflation, continued operational pressures from the operating environment and our planned investments to drive our transformation initiatives. Adjusted operating expenses increased $429.4 million, or 18.8%, compared to the same period last year.

Operating income was $734.3 million, an increase of $102.7 million, or 16.3%, compared to the same period last year. Adjusted operating income was $770.3 million, an increase of $85.2 million compared to the same period last year.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment generated strong sales growth, overall share gains and improved profitability.

Sales for the first quarter were $13.6 billion, an increase of 17.2% compared to the same period last year. Local case volume within U.S. Foodservice (reported for the first time to include the local volume from the U.S. FreshPoint produce operations and U.S. Italian businesses) grew 5.4% for the first quarter, while total case volume within U.S. Foodservice (also reported to include the FreshPoint and Italian businesses) grew 7.3%, in each case as compared to the same period last year.

Gross profit increased 19.5% to $2.6 billion, and gross margin increased 37 basis points to 19.2%, compared in each case to the same period last year. Product cost inflation was 12.0% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the dairy and frozen categories.

Operating expenses increased $320.9 million, or 23.1%, compared to the same period last year. Adjusted operating expenses increased $309.2 million, or 22.3%, compared to the same period last year.

Operating income was $903.8 million, an increase of $106.3 million compared to the same period last year. Adjusted operating income was $913.8 million, an increase of $118.0 million compared to the same period last year.

4 Adjusted EPS is a non-GAAP financial measure; however, we cannot predict with certainty the particular certain items that would be excluded from the calculation of this measure for future periods. Due to these uncertainties, we cannot provide a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure without unreasonable effort. However, we expect to calculate adjusted earnings per share for future periods in the same manner as the reconciliations provided for the historical periods that are included at the end of this release.

International Foodservice Operations

The International Foodservice Operations segment delivered strong sales and significant profit growth, exceeding pre-COVID 2019 profit levels.

Sales for the first quarter were $3.3 billion, an increase of 13.4% compared to the same period last year. On a constant currency basis5, sales for the first quarter were $3.6 billion, an increase of 24.3% compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations sales by 10.9% and total Sysco sales by 2.0% during the quarter.

Gross profit increased 10.2% to $649.3 million, and gross margin decreased 58 basis points to 19.8%, compared in each case to the same period last year. On a constant currency basis5, gross profit increased 22.4% to $721.0 million. Foreign exchange rates decreased both International Foodservice Operations gross profit by 12.2% and total Sysco gross profit by 2.5% during the quarter.

Operating expenses increased $9.6 million, or 1.7%, compared to the same period last year. Adjusted operating expenses increased $17.1 million, or 3.3%, compared to the same period last year. On a constant currency basis5, adjusted operating expenses increased $81.8 million, or 15.6%, compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations operating expenses by 12.3% and total Sysco operating expenses by 3.1% during the quarter.

Operating income was $87.2 million, an improvement of $50.5 million compared to the same period last year. Adjusted operating income increased $43.0 million compared to the same period last year. On a constant currency basis5, adjusted operating income was $114.2 million, an increase of $50.1 million compared to the same period last year. Foreign exchange rates decreased both International Foodservice Operations operating income by $7.1 million and total Sysco operating income by $2.3 million during the quarter.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $437.7 million and approximately $10.8 billion of debt outstanding.

During the first 13 weeks of fiscal 2023, Sysco returned $517.0 million to shareholders via $267.7 million of share repurchases and $249.3 million of dividends.

Cash flow from operations was $158.6 million for the first 13 weeks of fiscal 2023, which was $47.8 million higher compared to the prior year period.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 13 weeks of fiscal 2023 were $144.8 million.

Free cash flow6 for the first 13 weeks of fiscal 2023 was $13.8 million.
5 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
6 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s first quarter and full fiscal year 2023 financial results on Tuesday, November 1, 2022, at 10:00 a.m. Eastern Daylight Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended

Financial Comparison:	October 1, 2022	October 2, 2021	Change
GAAP:
Sales	$19.1 billion	$16.5 billion	16.2%
Gross profit	$3.5 billion	$3.0 billion	17.4%
Gross Margin	18.2%	18.1%	18 bps
Operating expenses	$2.8 billion	$2.3 billion	17.7%
Operating Income	$734.3 million	$631.7 million	16.3%
Operating Margin	3.8%	3.8%	0 bps
Net Earnings	$465.6 million	$378.0 million	23.2%
Diluted Earnings Per Share	$0.91	$0.73	24.7%

Non-GAAP (1):
Gross profit	$3.5 billion	$3.0 billion	17.3%
Gross Margin	18.2%	18.1%	17 bps
Operating Expenses	$2.7 billion	$2.3 billion	18.8%
Operating Income	$770.3 million	$685.1 million	12.4%
Operating Margin	4.0%	4.2%	-13 bps
EBITDA	$908.0 million	$821.4 million	10.5%
Adjusted EBITDA	$916.9 million	$852.8 million	7.5%
Net Earnings	$492.6 million	$429.9 million	14.6%
Diluted Earnings Per Share (2)	$0.97	$0.83	16.9%

Case Growth:
U.S. Foodservice	7.3%	30.5%
Local	5.4%	26.7%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.3%	36.9%	44 bps
Local	46.7%	45.3%	137 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.
NM represents that the percentage change is not meaningful.

Forward-Looking Statements
Statements made in this press release or in our earnings call for the first quarter of fiscal year 2023 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto; our expectations regarding future improvements in productivity; our belief that improvements in our organizational capabilities will deliver compelling outcomes in future periods; our expectations regarding improvements in international volume; our expectations that our transformational agenda will drive long-term growth; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the efficiency of our supply chain; our expectations regarding the impact of our Recipe for Growth strategy and the pace of progress in implementing the initiatives under that strategy; our expectations regarding Sysco’s ability to outperform the market in future periods; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring; our expectations regarding the expansion of our driver academy and our belief that the academy will enable us to provide upward career path mobility for our warehouse associates and improve associate retention; our expectations regarding the benefits of the six-day delivery model; our plans to improve the capabilities of our sales team; our expectations regarding the impact of our growth initiatives and their ability to enable Sysco to consistently outperform the market; our expectations regarding the impact of the Coastal Companies acquisition on our business; our expectations regarding our ability to grow faster than the total market in fiscal 2023 and to exceed our growth target by the end of fiscal 2024; our ability to deliver against our strategic priorities; economic trends in the United States and abroad; our plans to make continued capital investments over the next three fiscal years in our technology, fleet and buildings; our belief that there is further opportunity for profit in the future; our future growth, including growth in sales and earnings per share; our expectations regarding profits and sales in fiscal 2023; the pace of implementation of our business transformation initiatives; our expectations regarding our balanced approach to capital allocation and rewarding our shareholders; our plans to improve associate retention, training and productivity; our belief that our Recipe for Growth transformation is creating capabilities that will help us profitably grow for the long term; our expectations regarding our long-term financial outlook; and our expectations regarding additional improvements from snap-back costs and productivity expenses during the fiscal first quarter.

It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended July 2, 2022, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 71,000 associates, the company operates 333 distribution facilities worldwide and serves approximately 700,000 customer locations. For fiscal year 2022 that ended July 2, 2022, the company generated sales of more than $68 billion. Information about our CSR program, including Sysco’s 2021 Corporate Social Responsibility Report, can be found at sysco.com/csr2021report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Thousands, Except for Share and Per Share Data)
	Quarter Ended
	Oct. 1, 2022	Oct. 2, 2021

Sales	$19,126,830	$16,456,546
Cost of sales	15,637,975	13,484,838
Gross profit	3,488,855	2,971,708
Operating expenses	2,754,522	2,340,026
Operating income	734,333	631,682
Interest expense	124,150	128,214
Other expense (income), net	15,281	(3,252)
Earnings before income taxes	594,902	506,720
Income taxes	129,334	128,707
Net earnings	$465,568	$378,013

Net earnings:
Basic earnings per share	$0.92	$0.74
Diluted earnings per share	0.91	0.73

Average shares outstanding	507,578,576	512,516,067
Diluted shares outstanding	510,383,149	515,782,928

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (Unaudited) (In Thousands, Except for Share Data)
	Oct. 1, 2022	Jul. 2, 2022
ASSETS
Current assets
Cash and cash equivalents	$437,670	$867,086
Accounts receivable, less allowances of $74,002 and $70,790	5,336,857	4,838,912
Inventories	4,682,609	4,437,498
Prepaid expenses and other current assets	310,131	303,789
Income tax receivable	—	35,934
Total current assets	10,767,267	10,483,219
Plant and equipment at cost, less accumulated depreciation	4,462,608	4,456,420
Other long-term assets
Goodwill	4,434,476	4,542,315
Intangibles, less amortization	906,385	952,683
Deferred income taxes	382,778	377,604
Operating lease right-of-use assets, net	704,664	723,297
Other assets	552,765	550,150
Total other long-term assets	6,981,068	7,146,049
Total assets	$22,210,943	$22,085,688

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,018,227	$5,752,958
Accrued expenses	2,177,793	2,270,753
Accrued income taxes	113,388	40,042
Current operating lease liabilities	94,027	105,690
Current maturities of long-term debt	555,829	580,611
Total current liabilities	8,959,264	8,750,054
Long-term liabilities
Long-term debt	10,263,331	10,066,931
Deferred income taxes	241,748	250,171
Long-term operating lease liabilities	628,861	636,417
Other long-term liabilities	971,190	967,907
Total long-term liabilities	12,105,130	11,921,426
Commitments and contingencies
Noncontrolling interest	31,208	31,948
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,754,409	1,766,305
Retained earnings	10,757,136	10,539,722
Accumulated other comprehensive loss	(1,711,325)	(1,482,054)
Treasury stock at cost, 258,414,989 and 256,531,543 shares	(10,450,054)	(10,206,888)
Total shareholders’ equity	1,115,341	1,382,260
Total liabilities and shareholders’ equity	$22,210,943	$22,085,688

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Thousands)
	Year Ended
	Oct. 1, 2022	Oct. 2, 2021
Cash flows from operating activities:
Net earnings	$465,568	$378,013
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	27,224	29,313
Depreciation and amortization	188,924	186,466
Operating lease asset amortization	27,542	28,221
Amortization of debt issuance and other debt-related costs	5,435	5,577
Deferred income taxes	(31,226)	(30,452)
Provision for losses on receivables	3,865	2,097
Other non-cash items	5,011	(201)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(576,585)	(478,671)
Increase in inventories	(283,252)	(294,517)
Increase in prepaid expenses and other current assets	(28,372)	(12,528)
Increase in accounts payable	288,517	329,523
Decrease in accrued expenses	(10,893)	(103,483)
Decrease in operating lease liabilities	(33,319)	(34,146)
Increase in accrued income taxes	109,280	69,256
Decrease (increase) in other assets	17,627	(9,345)
(Decrease) increase in other long-term liabilities	(16,740)	45,689
Net cash provided by operating activities	158,606	110,812
Cash flows from investing activities:
Additions to plant and equipment	(167,260)	(85,019)
Proceeds from sales of plant and equipment	22,448	5,627
Acquisition of businesses, net of cash acquired	(32,651)	(714,010)
Purchase of marketable securities	(3,296)	(9,925)
Proceeds from sales of marketable securities	2,650	8,700
Other investing activities (1)	3,274	6,022
Net cash used for investing activities	(174,835)	(788,605)
Cash flows from financing activities:
Bank and commercial paper borrowings, net	97,000	—
Other debt borrowings including senior notes	59,063	3
Other debt repayments including senior notes	(18,104)	(10,051)
Proceeds from stock option exercises	24,561	17,881
Stock repurchases	(267,727)	—
Dividends paid	(249,294)	(240,561)
Other financing activities (2)	(45,851)	(5,003)
Net cash used for financing activities	(400,352)	(237,731)
Effect of exchange rates on cash, cash equivalents and restricted cash	(11,369)	(9,355)
Net decrease in cash and cash equivalents (3)	(427,950)	(924,879)
Cash, cash equivalents and restricted cash at beginning of period	931,376	3,037,100
Cash, cash equivalents and restricted cash at end of period (3)	$503,426	$2,112,221
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$84,010	$225,031
Income taxes, net of refunds	47,985	76,712

(1)	Change primarily includes proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.
(3)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

Our discussion of our results includes certain non-GAAP financial measures, such as EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than free cash flow and EBITDA, any non-GAAP financial measures will be denoted as adjusted measures to remove the impact of: (1) restructuring and transformational project costs consisting of: (a) restructuring charges, (b) expenses associated with our various transformation initiatives and (c) facility closure and severance charges; (2) acquisition-related costs consisting of: (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions; and (3) the reduction of bad debt expense previously recognized in fiscal 2020 due to the impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances. Our results for fiscal 2023 were also impacted by adjustments to a product return allowance related to COVID-related personal protection equipment inventory. Our results for fiscal 2022 were also impacted by an increase in reserves for uncertain tax positions.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our total Sysco and our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due-diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2023 and fiscal 2022.

Set forth below is a reconciliation of sales, operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Thousands, Except for Share and Per Share Data)
	13-Week Period Ended Oct. 1, 2022	13-Week Period Ended Oct. 2, 2021	Change in Dollars	% Change
Sales (GAAP)	$19,126,830	$16,456,546	$2,670,284	16.2%
Impact of currency fluctuations (1)	319,162	—	319,162	2.0
Comparable sales using a constant currency basis (Non-GAAP)	$19,445,992	$16,456,546	$2,989,446	18.2%

Cost of sales (GAAP)	$15,637,975	$13,484,838	$2,153,137	16.0%
Impact of inventory valuation adjustment (2)	2,571	—	2,571	—
Cost of sales adjusted for Certain Items (Non-GAAP)	$15,640,546	$13,484,838	$2,155,708	16.0%

Gross profit (GAAP)	$3,488,855	$2,971,708	$517,147	17.4%
Impact of inventory valuation adjustment (2)	(2,571)	—	(2,571)	(0.1)
Comparable gross profit adjusted for Certain Items (Non-GAAP)	3,486,284	2,971,708	514,576	17.3
Impact of currency fluctuations (1)	73,035	—	73,035	2.5
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,559,319	$2,971,708	$587,611	19.8%

Gross margin (GAAP)	18.24%	18.06%		18 bps
Impact of inventory valuation adjustment (2)	(0.01)	—		-1 bps
Comparable gross margin adjusted for Certain Items (Non-GAAP)	18.23	18.06		17 bps
Impact of currency fluctuations (1)	0.07	—		7 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.30%	18.06%		24 bps

Operating expenses (GAAP)	$2,754,522	$2,340,026	$414,496	17.7%
Impact of restructuring and transformational project costs (3)	(11,645)	(24,511)	12,866	52.5
Impact of acquisition-related costs (4)	(29,454)	(35,926)	6,472	18.0
Impact of bad debt reserve adjustments (5)	2,592	7,061	(4,469)	(63.3)
Operating expenses adjusted for Certain Items (Non-GAAP)	2,716,015	2,286,650	429,365	18.8
Impact of currency fluctuations (1)	70,695	—	70,695	3.1
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,786,710	$2,286,650	$500,060	21.9%

Operating expense as a percentage of sales (GAAP)	14.40%	14.22%		18 bps
Impact of certain item adjustments	(0.20)	(0.32)		12 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.20%	13.90%		30 bps

Operating income (GAAP)	$734,333	$631,682	$102,651	16.3%
Impact of inventory valuation adjustment (2)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (3)	11,645	24,511	(12,866)	(52.5)
Impact of acquisition-related costs (4)	29,454	35,926	(6,472)	(18.0)
Impact of bad debt reserve adjustments (5)	(2,592)	(7,061)	4,469	63.3
Operating income adjusted for Certain Items (Non-GAAP)	770,269	685,058	85,211	12.4
Impact of currency fluctuations (1)	2,340	—	2,340	0.4
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$772,609	$685,058	$87,551	12.8%

Operating margin (GAAP)	3.84%	3.84%		0 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.03%	4.16%		-13 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	3.97%	4.16%		-19 bps

Net earnings (GAAP)	$465,568	$378,013	$87,555	23.2%
Impact of inventory valuation adjustment (2)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (3)	11,645	24,511	(12,866)	(52.5)
Impact of acquisition-related costs (4)	29,454	35,926	(6,472)	(18.0)
Impact of bad debt reserve adjustments (5)	(2,592)	(7,061)	4,469	63.3
Tax impact of inventory valuation adjustment (6)	637	—	637	NM
Tax impact of restructuring and transformational project costs (6)	(2,884)	(6,186)	3,302	53.4
Tax impact of acquisition-related costs (6)	(7,295)	(9,066)	1,771	19.5
Tax impact of bad debt reserves adjustments (6)	642	1,782	(1,140)	(64.0)
Impact of adjustments to uncertain tax positions	—	12,000	(12,000)	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$492,604	$429,919	$62,685	14.6%

Diluted earnings per share (GAAP)	$0.91	$0.73	$0.18	24.7%
Impact of inventory valuation adjustment (2)	(0.01)	—	(0.01)	NM
Impact of restructuring and transformational project costs (3)	0.02	0.05	(0.03)	(60.0)
Impact of acquisition-related costs (4)	0.06	0.07	(0.01)	(14.3)
Impact of bad debt reserve adjustments (5)	(0.01)	(0.01)	—	—
Tax impact of restructuring and transformational project costs (6)	(0.01)	(0.01)	—	—
Tax impact of acquisition-related costs (6)	(0.01)	(0.02)	0.01	50.0
Impact of adjustments to uncertain tax positions	—	0.02	(0.02)	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (7)	$0.97	$0.83	$0.14	16.9%

Diluted shares outstanding	510,383,149	515,782,928

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(3)	Fiscal 2023 includes $4 million related to restructuring, severance, and facility closure charges and $8 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2022 includes $16 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $8 million related to restructuring charges.
(4)	Fiscal 2023 includes $26 million of intangible amortization expense and $4 million in acquisition and due diligence costs. Fiscal 2022 includes $22 million of intangible amortization expense and $14 million in acquisition and due diligence costs, which are primarily included in Global Support Center expenses.
(5)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(6)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(7)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Thousands)
	13-Week Period Ended Oct. 1, 2022	13-Week Period Ended Oct. 2, 2021	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$13,602,482	$11,602,963	$1,999,519	17.2%
Gross profit (GAAP)	2,612,343	2,185,154	427,189	19.5%
Gross margin (GAAP)	19.20%	18.83%		37 bps

Operating expenses (GAAP)	$1,708,515	$1,387,631	$320,884	23.1%
Impact of restructuring and transformational project costs	48	(3)	51	NM
Impact of acquisition-related costs (1)	(12,585)	(4,654)	(7,931)	NM
Impact of bad debt reserve adjustments (2)	2,592	6,420	(3,828)	(59.6)
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,698,570	$1,389,394	$309,176	22.3%

Operating income (GAAP)	$903,828	$797,523	$106,305	13.3%
Impact of restructuring and transformational project costs	(48)	3	(51)	NM
Impact of acquisition-related costs (1)	12,585	4,654	7,931	NM
Impact of bad debt reserve adjustments (2)	(2,592)	(6,420)	3,828	59.6
Operating income adjusted for Certain Items (Non-GAAP)	$913,773	$795,760	$118,013	14.8%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$3,283,735	$2,895,247	$388,488	13.4%
Impact of currency fluctuations (3)	315,451	—	315,451	10.9
Comparable sales using a constant currency basis (Non-GAAP)	$3,599,186	$2,895,247	$703,939	24.3%

Gross profit (GAAP)	$649,265	$589,134	$60,131	10.2%
Impact of currency fluctuations (3)	71,760	—	71,760	12.2
Comparable gross profit using a constant currency basis (Non-GAAP)	$721,025	$589,134	$131,891	22.4%

Gross margin (GAAP)	19.77%	20.35%		-58 bps
Impact of currency fluctuations (3)	0.26	—		26 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	20.03%	20.35%		-32 bps

Operating expenses (GAAP)	$562,057	$552,458	$9,599	1.7%
Impact of restructuring and transformational project costs (4)	(3,907)	(9,426)	5,519	58.6
Impact of acquisition-related costs (5)	(16,014)	(18,656)	2,642	14.2
Impact of bad debt reserve adjustments (2)	—	641	(641)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	542,136	525,017	17,119	3.3
Impact of currency fluctuations (3)	64,707	—	64,707	12.3
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$606,843	$525,017	$81,826	15.6%

Operating income (GAAP)	$87,208	$36,676	$50,532	NM
Impact of restructuring and transformational project costs (4)	3,907	9,426	(5,519)	(58.6)
Impact of acquisition-related costs (5)	16,014	18,656	(2,642)	(14.2)
Impact of bad debt reserve adjustments (2)	—	(641)	641	NM
Operating income adjusted for Certain Items (Non-GAAP)	107,129	64,117	43,012	67.1
Impact of currency fluctuations (3)	7,053	—	7,053	11.0
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$114,182	$64,117	$50,065	78.1%

SYGMA
Sales (GAAP)	$1,933,457	$1,704,033	$229,424	13.5%
Gross profit (GAAP)	153,893	138,157	15,736	11.4%
Gross margin (GAAP)	7.96%	8.11%		-15 bps

Operating expenses (GAAP)	$148,422	$140,604	$7,818	5.6%
Operating income (loss) (GAAP)	5,471	(2,447)	7,918	NM

OTHER
Sales (GAAP)	$307,156	$254,303	$52,853	20.8%
Gross profit (GAAP)	80,838	59,021	21,817	37.0%
Gross margin (GAAP)	26.32%	23.21%		311 bps

Operating expenses (GAAP)	$69,300	$52,565	$16,735	31.8%
Operating income (GAAP)	11,538	6,456	5,082	78.7%

GLOBAL SUPPORT CENTER
Gross (loss) profit (GAAP)	$(7,484)	$242	$(7,726)	NM
Impact of inventory valuation adjustment (6)	(2,571)	—	(2,571)	NM
Comparable gross profit (loss) adjusted for Certain Items (Non-GAAP)	$(10,055)	$242	$(10,297)	NM

Operating expenses (GAAP)	$266,228	$206,768	$59,460	28.8%
Impact of restructuring and transformational project costs (7)	(7,786)	(15,082)	7,296	48.4
Impact of acquisition-related costs (8)	(855)	(12,616)	11,761	93.2
Operating expenses adjusted for Certain Items (Non-GAAP)	$257,587	$179,070	$78,517	43.8%

Operating loss (GAAP)	$(273,712)	$(206,526)	$(67,186)	(32.5)%
Impact of inventory valuation adjustment (6)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (7)	7,786	15,082	(7,296)	(48.4)
Impact of acquisition-related costs (8)	855	12,616	(11,761)	(93.2)
Operating loss adjusted for Certain Items (Non-GAAP)	$(267,642)	$(178,828)	$(88,814)	(49.7)%

TOTAL SYSCO
Sales (GAAP)	$19,126,830	$16,456,546	$2,670,284	16.2%
Gross profit (GAAP)	3,488,855	2,971,708	517,147	17.4%
Gross margin (GAAP)	18.24%	18.06%		18 bps

Operating expenses (GAAP)	$2,754,522	$2,340,026	$414,496	17.7%
Impact of restructuring and transformational project costs (4) (7)	(11,645)	(24,511)	12,866	52.5
Impact of acquisition-related costs (1) (5) (8)	(29,454)	(35,926)	6,472	18.0
Impact of bad debt reserve adjustments (2)	2,592	7,061	(4,469)	(63.3)
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,716,015	$2,286,650	$429,365	18.8%

Operating income (GAAP)	$734,333	$631,682	$102,651	16.3%
Impact of inventory valuation adjustment (6)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (4) (7)	11,645	24,511	(12,866)	(52.5)
Impact of acquisition-related costs (1) (5) (8)	29,454	35,926	(6,472)	(18.0)
Impact of bad debt reserve adjustments (2)	(2,592)	(7,061)	4,469	63.3

Operating income adjusted for Certain Items (Non-GAAP)	$770,269	$685,058	$85,211	12.4%

(1)	Fiscal 2023 and fiscal 2022 include intangible amortization expense and acquisition costs.
(2)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and facility closure costs primarily in Europe.
(5)	Represents intangible amortization expense.
(6)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(7)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(8)	Represents due diligence costs.
NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Oct. 1, 2022	13-Week Period Ended Oct. 2, 2021	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$158,606	$110,812	$47,794
Additions to plant and equipment	(167,260)	(85,019)	(82,241)
Proceeds from sales of plant and equipment	22,448	5,627	16,821
Free Cash Flow (Non-GAAP)	$13,794	$31,420	$(17,626)

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Thousands)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Oct. 1, 2022	13-Week Period Ended Oct. 2, 2021	Change in Dollars	% Change
Net earnings (GAAP)	$465,568	$378,013	$87,555	23.2%
Interest (GAAP)	124,150	128,214	(4,064)	(3.2)
Income taxes (GAAP)	129,334	128,707	627	0.5
Depreciation and amortization (GAAP)	188,924	186,466	2,458	1.3
EBITDA (Non-GAAP)	$907,976	$821,400	$86,576	10.5%
Certain Item adjustments:
Impact of inventory valuation adjustment (1)	(2,571)	—	(2,571)	NM
Impact of restructuring and transformational project costs (2)	10,509	24,247	(13,738)	(56.7)
Impact of acquisition-related costs (3)	3,546	14,221	(10,675)	(75.1)
Impact of bad debt reserve adjustments (4)	(2,592)	(7,061)	4,469	63.3
EBITDA adjusted for Certain Items (Non-GAAP) (5)	$916,868	$852,807	$64,061	7.5%

(1)	Fiscal 2023 represents an adjustment to a product return allowance, related to COVID-related personal protection equipment inventory.
(2)
Fiscal 2023 and fiscal 2022 include charges related to restructuring, severance, and facility closures, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(3)	Fiscal 2023 and fiscal 2022 include acquisition and due diligence costs.
(4)	Fiscal 2023 and fiscal 2022 represent the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(5)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $3 million and $2 million or non-cash stock compensation expense of $27 million and $29 million in fiscal 2023 and fiscal 2022, respectively.
NM represents that the percentage change is not meaningful.

Projected Adjusted EPS Guidance

Adjusted earnings per share is a non-GAAP financial measure; however, we cannot predict with certainty certain items that would be included in the most directly comparable GAAP measure for the relevant future periods. Due to these uncertainties, we cannot provide a quantitative reconciliation of projected adjusted EPS to the most directly comparable GAAP financial measure without unreasonable effort. However, we expect to calculate adjusted earnings per share for future periods in the same manner as the reconciliations provided for the historical periods herein.